Exhibit 16.1
March 17, 2021
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
USA
Dear Sirs/Madams:
We have read Item 16F of Form 20-F of Zealand Pharma A/S for the year ended December 31, 2020 to be filed on or around March 17, 2021 and have the following comments:
1.
We agree with the statements made in the second, third, fourth and fifth paragraphs of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2.
We have no basis on which to agree or disagree with the other statements of the registrant contained therein.

Yours sincerely,
/s/ Sumit Sudan State Authorised Public Accountant	/s/ Kåre Valtersdorf State Authorised Public Accountant
Deloitte Statsautoriseret Revisionspartnerselskab
Copenhagen, Denmark

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